                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

        For purposes of this calculation, earnings consist of income tax (benefit) provision and minority interest plus fixed charges. Fixed charges consist of interest and indebtedness plus that portion of lease rental expense deemed representative of the interest factor.


                                                          1998            1997            1996            1995            1994
                                                         ------          ------          ------          ------          ------
Pre-tax income from continuing operations                 6,008           2,407           1,433           1,237           1,741
Minority interest in the income
of subsidiary with fixed charges                          1,212               0               0               0               0
                                                         ------          ------          ------          ------          ------
                                                          7,220           2,407           1,433           1,237           1,741
                                                         ------          ------          ------          ------          ------
Fixed charges:
Interest expense and amortization of debt
discount on all indebtedness                              3,829           2,319           2,675           2,658           2,451
Office and other equipment rentals                           51              11              10               9              10
                                                         ------          ------          ------          ------          ------
Total fixed charges                                       3,880           2,330           2,685           2,667           2,461
                                                         ------          ------          ------          ------          ------
Earnings before income taxes, minority interest
and fixed charges                                        11,100           4,737           4,118           3,904           4,202
Ratio of earnings to fixed charges                         2.86x           2.03x           1.53x           1.46x           1.71x